Exhibit 99.1

Tidewater Reports Fourth Quarter Results and Year End Earnings For Fiscal 2005

NEW ORLEANS, April 27, 2005 — Tidewater Inc. (NYSE:TDW) announced today fourth quarter net earnings for the period ended March 31, 2005, of $52.4 million, or $.91 per share, on revenues of $179.6 million. For the same quarter last year, there was a net loss of $7.0 million, or $.12 per share, on revenues of $154.2 million. For fiscal year ended March 31, 2005, net earnings were $101.3 million, or $1.78 per share, on revenues of $692.2 million. For the fiscal year ended March 31, 2004, net earnings were $41.7 million, or $.73 per share, on revenues of $652.6 million.

Included in both the fourth quarter and year ended March 31, 2005 results is a non-cash tax benefit of $31.8 million ($.55 per share) resulting from the positive tax impact from the American Jobs Creation Act of 2004. Effective March 31, 2005, the Company has reversed all previously recorded deferred tax assets and liabilities related to timing differences, foreign tax credits or prior undistributed earnings of company entities whose future and prior earnings are now anticipated to be indefinitely reinvested abroad.

Included in both the fourth quarter and year ended March 31, 2004 results is a non-cash impairment charge of $26.5 million ($17.2 million after tax, or $.30 per share). The impairment charge results from the Company’s late March 2004 review of the Gulf of Mexico market for its vessels, and its conclusion that given the expectation at the time of continuing low levels of drilling and exploration activity in the Gulf of Mexico for the foreseeable future, it was unlikely that 83 of its older, lower horsepower, lower cargo capacity supply vessels that were currently cold-stacked at the time would return to active service.

The Company also announced that the Securities and Exchange Commission (SEC) has recently offered to engage in settlement discussions regarding the Company’s vessel impairment policies as they relate to its vessels that are “cold-stacked” for an extended period. This offer follows an informal inquiry by the SEC that was triggered by the $26.5 million impairment charge that the Company announced following the close of its fiscal year ended March 31, 2004. Although the SEC has not yet advised the Company of its view of acceptable settlement terms, based on the informal communications from the SEC staff, the Company believes that the SEC would require, as part of any settlement, that the Company implement prospectively certain processes to further assure that any vessels that have become market obsolete or are otherwise out of service for an extended period are tested for possible impairment on a timely basis. The Company does not concede that the procedures by which it has historically evaluated its fleet for impairment purposes have been inadequate, and it reserves any decision on whether to agree to the eventual settlement terms the SEC may require in order to terminate the inquiry at this stage. The

Company also notes that throughout fiscal year 2005, and in advance of the communication from the SEC related to the outcome of the informal inquiry, the Company continued to refine its vessel impairment policies taking into account evolving fleet and market conditions. At the end of fiscal 2005, an additional impairment charge of $1.7 million ($1.1 million after tax, or $.02 per share) was recorded by the Company after the fleet was reviewed under the refined policy. Since the vessels in question have been written down to estimated fair value as of March 31, 2005, Company management does not expect the results of the SEC informal inquiry to have a material effect on the Company’s results of operations or financial position as of and for the year ended March 31, 2005, although it has yet to see the proposed settlement terms. The Company expects to report further on the SEC matter when it receives more information. While the Company has historically filed its Form 10-K concurrent with its year end earnings release, it expects to file its 2005 Form 10-K (due June 14, 2005) pending receipt and review of further SEC information.

As previously announced, Tidewater will hold a conference call to discuss March quarterly and annual earnings on Wednesday, April 27, 2005 at 9:00 a.m. CDST promptly following the Company’s release of quarterly and annual earnings. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater Inc.” call just prior to the scheduled start. A replay of the conference call will be available beginning at 12:00 p.m. CDST on April 27, 2005, and will continue until 11:59 p.m. CDST on April 28, 2005. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 5447796.

A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until May 27, 2005.

Tidewater Inc. owns and operates over 560 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Note: all per-share amounts are stated on a diluted basis.

Contact: Joseph Bennett (504) 568-1010

TIDEWATER INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share and per share data)

	Quarter Ended March 31,		Year Ended March 31,
	2005	2004	2005	2004
Revenues:
Vessel revenues	$174,450	144,463	655,526	625,948
Other marine revenues	5,163	9,731	36,624	26,682

	179,613	154,194	692,150	652,630

Costs and expenses:
Vessel operating costs	103,221	95,705	401,871	394,699
Costs of other marine revenues	3,539	8,027	29,453	21,502
Depreciation and amortization	25,677	25,303	99,613	98,510
General and administrative	19,379	16,871	73,424	67,514
Impairment of long-lived assets	1,733	26,456	1,733	26,456
Gains on asset sales	(1,462)	(2,286)	(11,979)	(7,075)

Total operating expense	152,087	170,076	594,115	601,606

	27,526	(15,882)	98,035	51,024
Other income (expenses):
Foreign exchange loss	(132)	(441)	(327)	(1,782)
Equity in net earnings of unconsolidated companies	1,798	1,296	6,299	6,252
Minority interests	(36)	(43)	(59)	(204)
Interest and miscellaneous income	847	621	2,734	2,896
Interest and other debt costs	(2,183)	(1,519)	(6,887)	(3,683)

	294	(86)	1,760	3,479

Earnings before income taxes	27,820	(15,968)	99,795	54,503
Income tax expense (benefit)	(24,576)	(9,005)	(1,544)	12,841

Net earnings	$52,396	(6,963)	101,339	41,662

Earnings per common share	$0.92	(.12)	1.78	.74

Diluted earnings (loss) per common share	$0.91	(.12)	1.78	.73

Weighted average common shares outstanding	57,002,733	56,674,900	56,854,282	56,563,328
Incremental common shares from stock options	418,592	170,754	213,992	125,062

Adjusted weighted average common shares	57,421,325	56,845,654	57,068,274	56,688,390

Cash dividends declared per common share	$.15	.15	.60	.60

TIDEWATER INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$15,376	17,636
Trade and other receivables less allowance for doubtful accounts of $7,138 in 2005 and $7,304 in 2004	169,784	165,762
Marine operating supplies	38,959	37,919
Other current assets	3,837	3,320

Total current assets	227,956	224,637

Investments in, at equity, and advances to unconsolidated companies	32,074	33,722
Properties and equipment:
Vessels and related equipment	2,362,575	2,206,566
Other properties and equipment	41,499	41,494

	2,404,074	2,248,060
Less accumulated depreciation and amortization	951,888	894,863

Net properties and equipment	1,452,186	1,353,197

Goodwill	328,754	328,754
Other assets	172,203	141,480

Total assets	$2,213,173	2,081,790

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	82,261	59,788
Accrued property and liability losses	9,286	9,125
Income taxes	695	3,139

Total current liabilities	92,242	72,052

Long-term debt	380,000	325,000
Deferred income taxes	184,410	198,325
Accrued property and liability losses	34,778	31,031
Other liabilities and deferred credits	79,041	89,272
Stockholders’ equity:
Common stock of $.10 par value, 125,000,000 shares authorized, and 60,718,231 shares at March 2005	6,072	6,070
Other stockholders’ equity	1,436,630	1,360,040

Total stockholders’ equity	1,442,702	1,366,110

Total liabilities and stockholders’ equity	$2,213,173	2,081,790

Further details of the Company’s vessel revenues and vessel operating costs for the quarters and years ended March 31, 2005 and 2004 are as follows:

	Quarter Ended March 31,		Year Ended March 31,
(In thousands)	2005	2004	2005	2004
Vessel revenues:
Domestic	$30,947	28,517	118,288	125,344
International	143,503	115,946	537,238	500,604

Total vessel revenues	174,450	144,463	655,526	625,948

Vessel operating costs:
Crew costs	58,104	53,075	226,653	213,687
Repair and maintenance	15,553	18,875	70,519	76,975
Insurance	5,302	2,192	18,568	20,638
Fuel, lube and supplies	11,076	10,049	40,329	38,309
Other	13,186	11,514	45,802	45,090

Total vessel operating cost	103,221	95,705	401,871	394,699

Vessel operating margin	$71,229	48,758	253,655	231,249

Vessel operating margin as a % of revenue	% 40.8	33.8	38.7	36.9

Further details of the Company’s vessel operating profit (loss) for the quarters and years ended March 31, 2005 and 2004 are as follows:

	Quarter Ended March 31,		Year Ended March 31,
(In thousands)	2005	2004	2005	2004
Vessel operating profit – United States	$2,594	(3,056)	2,022	(17,715)

Vessel operating profit – International	$28,283	13,138	95,383	96,316

The Company’s actual vessel count by vessel class at March 31, 2005 and vessel utilization percentages and average dayrates by vessel class for the quarter and year ended March 31, 2005 were as follows:

UTILIZATION

Fiscal Year 2005	Actual Vessel Count at March 31, 2005		Quarter Ended March 31, 2005	Year Ended March 31, 2005
Domestic-based fleet:
Deepwater vessels	5		91.6%	87.2%
Towing-supply/supply	48		57.1%	55.0%
Crew/utility	18		80.0%	76.0%
Offshore tugs	17		25.1%	27.1%

Total	88		58.0%	55.8%

International-based fleet:
Deepwater vessels	32		84.8%	84.5%
Towing-supply/supply	202		70.9%	70.1%
Crew/utility	64		75.7%	75.5%
Offshore tugs	41		61.6%	64.0%
Other	12		47.3%	49.4%

Total	351		71.2%	71.0%

Worldwide fleet:
Deepwater vessels	37		85.7%	84.9%
Towing-supply/supply	250		68.3%	67.1%
Crew/utility	82		76.7%	75.6%
Offshore tugs	58		51.3%	52.0%
Other	12		47.3%	49.4%

Total	439	(1)	68.5%	67.7%

AVERAGE DAYRATES
Domestic-based fleet:
Deepwater vessels			$14,009	$13,087
Towing-supply/supply			$6,741	$6,080
Crew/utility			$3,689	$3,382
Offshore tugs			$9,648	$7,874
Total			$6,735	$6,117
International-based fleet:
Deepwater vessels			$13,165	$12,552
Towing-supply/supply			$6,561	$6,279
Crew/utility			$3,184	$2,930
Offshore tugs			$5,057	$4,585
Other			$1,418	$1,375
Total			$6,372	$6,013
Worldwide fleet:
Deepwater vessels			$13,279	$12,636
Towing-supply/supply			$6,591	$6,246
Crew/utility			$3,303	$3,042
Offshore tugs			$5,691	$5,145
Other			$1,418	$1,375
Total			$6,433	$6,032

(1)	In addition to the 439 total owned or chartered vessels, the Company had 93 vessels withdrawn from active service and 31 joint venture and other vessels at March 31, 2005.

Tidewater’s vessel commitments by vessel class and type as of March 31, 2005 were as follows:

	U.S. Built			International Built
Vessel Class and Type	Number of Vessels	Total Cost Commitment	Expended Through 3/31/05	Number of Vessels	Total Cost Commitment	Expended Through 3/31/05
	(in thousands)			(in thousands)
Deepwater vessels:
Anchor handling towing supply	—	—	—	3	$115,634	$101,216
Replacement fleet:
Anchor handling towing supply	—	—	—	5	$64,084	$40,180
Platform supply vessels	1	$11,276	$2,968	—	—	—
Crewboats:
Crewboats – 175 foot	1	$6,830	$711	—	—	—
Crewboats – Water jets	—	—	—	5	$5,299	$2,547

Totals	2	$18,106	$3,679	13	$185,017	$143,943